EXHIBIT 99.1

FOR IMMEDIATE RELEASE


                      Contact for MaxWorldwide: Suzanne Gibbons-Neff (Press) Suzanne@maxworldwide.com 203.858.1325
                      Chris Lehane (Investors)
                      clehane@gomail.net 202.549.5911
                      Contact for DoubleClick: Jennifer Blum (Press) jblum@doubleclick.net 212.381.5705
                      Brenda Fields (Investors)
                      bfields@doubleclick.net  212.683.0001



L90 TO ACQUIRE DOUBLECLICK'S NORTH AMERICAN MEDIA BUSINESS

     L90 to Change Name to MaxWorldwide To Reflect New Leadership Position /
          DoubleClick Plans to Focus on Technology and Data Businesses


Los Angeles, CA and New York, NY, July 1, 2002: L90, Inc. (Nasdaq: LNTY) and DoubleClick Inc (Nasdaq: DCLK) today jointly announced that L90 will acquire DoubleClick's North American Media business. This transaction is expected to close in early July. The newly consolidated company will be known as MaxWorldwide.

MaxWorldwide has entered into a definitive agreement to acquire DoubleClick's North American Media business for 4.8 million shares in MaxWorldwide, which represents 16.1% of the new company, as well as $5 million cash. DoubleClick will also have a right to receive an additional $6 million in the future, contingent upon certain performance conditions being met. MaxWorldwide will continue under the existing five-year DART contract with DoubleClick.

Upon closing, DoubleClick's Chairman, Kevin O'Connor, will join the Board of MaxWorldwide and senior members of DoubleClick Media's management team will join the new company. Having previously had its headquarters in Los Angeles, MaxWorldwide's corporate base will now be in New York City.

MaxWorldwide will become the largest company in online ad sales and representation, and will give advertisers a new choice in online marketing services and reach on par with AOL, MSN and Yahoo. The acquisition is part of MaxWorldwide's aggressive strategy to secure leadership positions in both its online and offline direct marketing businesses.

This transaction will allow DoubleClick to focus on its technology and data marketing products and services. In addition, this transaction will allow DoubleClick to retain a stake in the North American Media business, in line with the company's strategy in other markets, most notably in Europe with AdLINK and in Japan with DoubleClick Japan.

"MaxWorldwide will now be the industry leader in online ad sales representation bringing together two established marketing pioneers and a dream team of senior executives, the best in the business," said Mitchell Cannold recently appointed President and CEO of MaxWorldwide. "Keith Kaplan, President Sales & Marketing, MaxOnline, Joanne Capria, President, MaxDirect, Bill Wise, EVP, MaxWorldwide and Melissa Ashley, SVP, National Sales & Publishing, MaxOnline, will power the consolidated strengths of this significant acquisition."

"This transaction will allow DoubleClick to continue to focus on developing the best technology and service solutions to make marketing work better," said Kevin Ryan, CEO of DoubleClick. "It will also ensure that MaxWorldwide will have the scale and focus that it needs to be successful. In addition, MaxWorldwide will become one of DoubleClick's largest ad serving customers in North America."

William Apfelbaum, Chairman of L90 said, "Our customers will be the real winners as the result of this deal. We will be giving them a new choice in online marketing services and a strong management team that is ready to take the strength of MaxWorldwide and literally maximize all the marketing possibilities of the Internet."

All corporate divisions of L90 will use the new name of MaxWorldwide. MaxWorldwide's Nasdaq symbol will be MAXW and the company will trade using MAXW on the first day following the closing of the transaction. The closing of the transaction is subject to customary conditions and is expected to occur in early July.

The MaxWorldwide and DoubleClick Conference Call to discuss this transaction is scheduled for today, Monday July 1, at 11:00am EST. This call will be available live via web cast, and on a replay basis afterward, on the Companies' websites at: www.maxworldwide.com and http://ir.doubleclick.com.

About L90 (MaxWorldwide)
L90 is a media company with expertise in both traditional direct marketing and online marketing. L90 achieves marketers goals of branding, customer acquisition, sales, increased traffic and customer retention. L90 offline direct marketing business specializes in list management, alternative media and sophisticated data analytical services. L90's online advertising and direct marketing businesses creates innovative advertising solutions by providing a one-stop-shop of services for online marketing including an experienced email brokerage group, a strategic marketing and creative services group and a network of high profile web site publishers. Headquartered in New York, L90, (soon to be MaxWorldwide), has sales offices in Los Angeles, San Francisco, Chicago, Miami and Seattle.

About DoubleClick Inc.

DoubleClick is the leading provider of tools for advertisers, direct marketers and web publishers to plan, execute and analyze their marketing programs. DoubleClick's online advertising, email marketing and database marketing solutions help clients yield the highest return on their marketing dollar. In addition, the company's marketing analytics tools help clients measure performance within and across channels. DoubleClick Inc. has global headquarters in New York City and maintains 26 offices around the world.

Safe Harbor Statement

This press release includes forward-looking statements concerning DoubleClick and MaxWorldwide that involve risks, uncertainties and assumptions, including earnings and revenue projections and future plans about DoubleClick and MaxWorldwide. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. The results or events predicted in these statements may vary materially from actual future events or results. Factors that could cause actual events or results to differ from anticipated events or results include: customer performance challenges, intense competition in each of DoubleClick's and/or MaxWorldwide's industries, failure to manage the integration of acquired companies, lack of growth in online advertising, changes in government regulation, failure to successfully manage international operations and other risks that are contained in documents which are filed by DoubleClick and MaxWorldwide from time to time with the Securities and Exchange Commission, including reports on Form 10-K and Form 10-Q. If any of these risks or uncertainties materializes or any of these assumptions proves incorrect, the results of MaxWorldwide and/or DoubleClick could differ materially from MaxWorldwide's and DoubleClick's expectations in their respective statements. Although it is DoubleClick's policy to provide such forward-looking information at least once per quarter, DoubleClick may choose to not update that information until the next quarter even if circumstances change, and neither DoubleClick nor MaxWorldwide assumes any obligation, nor does MaxWorldwide intend, to update any of these forward-looking statements.